Exhibit 99.1

NEWS RELEASE

PGTI To Acquire NewSouth Window Solutions

VENICE, Fla., December 10, 2019 – PGT Innovations, Inc. (NYSE: PGTI), a national leader in premium windows and doors, including impact-resistant products and products designed to unify indoor/outdoor living spaces, today announced it has signed a definitive agreement to acquire NewSouth Window Solutions (“NewSouth”) for a purchase price of $92 million in cash, subject to adjustments. NewSouth is a manufacturer and installer of factory-direct, energy-efficient windows and doors, including both impact-resistant and non-impact residential products. NewSouth has eight retail showrooms in several locations throughout Florida, with an additional showroom in Charleston, South Carolina, and is the only vertically integrated window dealer in Florida.

“This transaction is expected to support our diversification into growing segments in the window and door industry, by enabling us to enter the direct-to-consumer channel, where NewSouth is a market leader in Florida,” said Jeff Jackson, President and Chief Executive Officer of PGT Innovations. “NewSouth’s direct-to-consumer model is supported by its showrooms and in-home sales. With the addition of NewSouth, we expect to continue our strategy to grow in geographic areas outside of our core markets, with showroom openings planned for northern Florida and coastal states in the South. The acquisition is expected to provide PGT Innovations with the opportunity to serve a broader residential market segment, primarily driven by replacement projects, and relatively smaller order sizes that PGT Innovations’ strong dealer network typically does not target or serve.”

“NewSouth has a strong track record of sales growth and is forecasted to achieve net sales for 2019 in the range of approximately $82 million to $85 million and EBITDA margin in the mid-teens, inclusive of acquisition synergies, with retail margins similar to PGTI’s legacy business, including solid margins in NewSouth’s non-impact product line,” said Sherri Baker, Senior Vice President and Chief Financial Officer of PGT Innovations. “NewSouth expects to achieve a net sales compounded annual growth rate of approximately 29 percent from 2015 through the end of 2019.”

“We are excited to be joining the NewSouth team with PGT Innovations and are thrilled to become part of the PGT Innovations family. After successfully executing our growth plan in Florida, we expect this combination to provide growth opportunities to better serve the southern coastal markets and beyond,” said Earl Rahn, Chief Executive Officer of NewSouth.

Strategic and Financial Benefits

NewSouth provides access to a new channel that markets directly to consumers

•	NewSouth’s direct-to-consumer model gives us a new type of customer which we expect to be incremental and complementary to our existing dealer channel
•	The addition of NewSouth expands our footprint with new showroom locations planned for northern Florida and throughout the southern coastal states

NewSouth drives brand awareness with successful methods for advertising and marketing

•	NewSouth has gained extensive brand awareness throughout Florida, with successful advertising and marketing programs, including television, digital media and direct mail
•	PGTI expects to benefit from NewSouth’s market intelligence through more effective marketing and promotional campaigns that should benefit PGTI’s legacy brands and dealer network

Opportunities exist for supply chain synergies with the addition of NewSouth

•	By leveraging our manufacturing expertise, we expect to drive efficiencies across the entire supply chain, including in the areas of procurement savings and production efficiencies
•	Expected synergies of $2 million anticipated to be achieved by leveraging PGTI’s size and scale on raw material purchases and applying efficient practices to NewSouth’s production operations

Existing NewSouth leadership will continue with the business

•	Committed, experienced leadership expected to remain with the NewSouth business, supporting our integration efforts

We expect to maintain strong margins, and remain committed to a strong balance sheet, and financial flexibility

•	The combined company is expected to generate strong gross and EBITDA margins
•	We expect our post-acquisition net leverage ratio to remain below 2.6 times
•	We expect to continue to focus on our long-standing strategy of deleveraging following acquisitions, because we are committed to maintaining our financial flexibility and strong balance sheet

Transaction Financing, Approvals, and Timing to Close

PGTI expects to finance the transaction through a combination of cash on hand and with an additional $50 million of long-term debt. We have received financing commitments for the entire purchase price, and therefore the acquisition is not subject to a financing condition.

The transaction is expected to be completed in the first quarter of 2020, subject to customary closing conditions. The HSR waiting period has expired and obtaining HSR approval of the transaction is not a condition to closing.

Advisors

Jones Day is serving as legal counsel and SunTrust Robinson Humphrey, Inc. is serving as financial advisor to PGT Innovations. Raymond James is acting as financial advisor and Foley & Lardner LLP is acting as legal counsel to NewSouth Window Solutions.

Pre-Recorded Conference Call

PGT Innovations will post a pre-recorded conference call, along with a presentation, at 8:10 a.m. on Tuesday, December 10, 2019, each of which will be available through the Investor Relations section of the PGT Innovations, Inc. website, http://ir.pgtinnovations.com/events.cfm.

You may also access the pre-recorded conference call online by using the following link:

https://choruscall.sharefile.com/d-9349ec44f1194a29

About PGT Innovations, Inc.

PGT Innovations manufactures and supplies premium windows and doors. Its highly-engineered and technically-advanced products can withstand some of the toughest weather conditions on earth and unify indoor/outdoor living spaces.

PGT Innovations creates value through deep customer relationships, understanding the unstated needs of the markets it serves and a drive to develop category-defining products. PGT Innovations is also the nation’s largest manufacturer of impact-resistant windows and doors, holds the leadership position in its primary markets, and is part of the S&P SmallCap 400 Index.

The PGT Innovations’ family of brands include CGI®, PGT® Custom Windows & Doors, WinDoor®, Western Window Systems®, CGI Commercial® and Eze-Breeze®. The Company’s brands, in their respective markets, are a preferred choice of architects, builders, and homeowners throughout North America and the Caribbean. The Company’s high-quality products are available in custom and standard sizes with multiple dimensions that allow for greater design possibilities in residential, multi-family, and commercial projects. For additional information, visit www.pgtinnovations.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meanings of the federal securities laws. Forward looking statements are statements other than historical fact, and involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements generally can be identified by the use of forward-looking terminology, such as “expected,” “expect,” “planned,” “opportunity,” “enable,” “anticipated” “should,” “believe,” “may,” “forecasted,” “guidance,” “intend,” “believe” and similar terminology. These risks and uncertainties include factors such as:

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the ability to successfully integrate the operations of NewSouth or to complete the integration of Western Window Systems into our existing operations and the diversion of management’s attention from ongoing business and regular business responsibilities to effect such integrations;

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disruption from our recent or future acquisitions or increased expenses or unanticipated liabilities making it more difficult to maintain relationships with customers or suppliers of acquired businesses;

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adverse changes in new home starts and home repair and remodeling trends, especially in the state of Florida, where the substantial portion of our and NewSouth’s sales are currently generated, and in the western United States, where the substantial portion of the sales of Western Window Systems’ operations are generated, and in the U.S. generally;

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macroeconomic conditions in Florida, where the substantial portion of our sales of impact resistant products are generated, and in California, Texas, Arizona, Nevada, Colorado, Oregon, Washington and Hawaii, where the substantial portion of the sales of Western Window Systems’ indoor/outdoor living products are currently generated, and in the U.S. generally;

•	our level of indebtedness, which increased in connection with our acquisition of Western Window Systems, and is expected to increase further in connection with our acquisition of NewSouth;

•	the effects of increased expenses or unanticipated liabilities incurred as a result of, or due to activities related to, our acquisitions of NewSouth and Western Window Systems;

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the risk that the anticipated cost savings, synergies, revenue enhancement strategies and other benefits expected from our acquisition of NewSouth and Western Window Systems Acquisition may not be fully realized or may take longer to realize than expected or that our actual integration costs may exceed our estimates;

•	changes in raw material prices, especially for aluminum, glass and vinyl, including, price increases due to the implementation of tariffs and other trade-related restrictions;

•	our dependence on a limited number of suppliers for certain of our key materials;

•	sales fluctuations to and changes in our relationships with key customers;

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increases in bad debt owed to us by our customers in the event of a downturn in the home repair and remodeling or new home construction channels in our core markets and our inability to collect such debt;

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in addition to the acquisitions of NewSouth and Western Window Systems, our ability to successfully integrate businesses we may acquire in the future, or that any business we acquire may not perform as we expected at the time we acquired it;

•	increases in transportation costs, including due to increases in fuel prices;

•	our dependence on our impact-resistant product lines and contemporary indoor/outdoor window and door systems, and on consumer preferences for those types and styles of products;

•	product liability and warranty claims brought against us;

•	federal, state and local laws and regulations, including unfavorable changes in local building codes and environmental and energy code regulations;

•	our dependence on our limited number of geographically concentrated manufacturing facilities;

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risks associated with our information technology systems, including cybersecurity-related risks, such as unauthorized intrusions into our systems by “hackers” and theft of data and information from our systems, and the risks that our information technology systems do not function as intended or experience temporary or long-term failures to perform as intended; and

•	the risks and uncertainties discussed under Part I, Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 29, 2018.

Statements in this press release that are forward-looking statements include, without limitation, our expectations regarding: (1) our diversification into other market segments; (2) our ability to achieve growth and success in the direct-to-consumer channel; (3) planned expansions into geographical areas outside of our core markets; (4) the timing for opening additional NewSouth showrooms and the success of those showrooms; (5) the forecasted financial performance and margins of the NewSouth business and the combined company; (6) the net sales growth rate for NewSouth; (7) possible benefits to PGTI’s business from NewSouth’s marketing intelligence and advertising and marketing expertise; (8) post-acquisition synergies and operating efficiencies; (9) the integration of the NewSouth business; (10) our net leverage and ability to deleverage our debt position following acquisitions, including the NewSouth acquisition; and (11) the expected timing of the closing of the NewSouth acquisition. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances from the date of this press release.

SOURCE: PGT Innovations, Inc.

PGT Innovations Contacts:

Investor Relations:

Sherri Baker, 941-480-1600

Senior Vice President and CFO

SBaker@PGTInnovations.com

Media Relations:

Brent Boydston, 941-480-1600

Senior Vice President, Corporate Sales and Marketing

BBoydston@PGTInnovations.com